Exhibit 99.1


Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET REPORTS STRONG FEE-BASED REVENUE GROWTH
     o     FEE-BASED REVENUE 54 PERCENT OF TOTAL REVENUE
     o     STUDENT LOAN ASSETS REACH $26.6 BILLION, UP 16 PERCENT YEAR OVER YEAR
     o     BOARD OF DIRECTORS ELECTS TWO NEW MEMBERS
     o     FOURTH-QUARTER DIVIDEND DECLARED

LINCOLN, Neb., November 2, 2007 -- Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first nine months of 2007 of $13.8 million, or $0.28 per share, compared with $75.5 million, or $1.40 per share, for the first nine months of 2006. Base net income excluding discontinued operations and legislative and restructuring related charges for the first nine months of 2007 was $68.6 million, or $1.38 per share, and is comparable to $64.5 million, or $1.20 per share, for the first nine months of 2006.

GAAP net loss for the third-quarter 2007 was $(15.7) million, or $(0.32) per share, compared with $(22.4) million, or $(0.42) per share, for the third-quarter 2006. Base net income excluding discontinued operations and legislative and restructuring related charges for the third-quarter 2007 was $22.2 million, or $0.45 per share, and is comparable to $26.7 million, or $0.49 per share, for the same period a year ago.

On September 6, 2007, the company announced a strategic initiative to create efficiencies and lower costs in advance of the enactment of the College Cost Reduction and Access Act of 2007 on September 27, 2007. This legislation makes severe cuts to the Federal Family Education Loan (FFEL) Program, which has significant implications for participants in the FFEL Program, including Nelnet. In the third quarter of 2007, Nelnet recorded $15.0 million, or $9.3 million after tax, of restructuring charges and $55.2 million, or $34.2 million after tax, of charges as a result of the legislation.

"The strength of our business model helped us through the challenging events of the quarter and will provide the basis for adapting to the post-legislation environment," said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. "Diversifying and increasing of our fee-based revenue, capitalizing on our scale and efficient operations, deploying capital efficiently, and generating high quality assets remain the core elements of our business model and were responsible for our strong bottom line performance in the third quarter when considering the impact of the recently passed legislation. It also uniquely positions us to benefit from the challenges affecting the student loan industry."

Fee-based Revenue

Fee-based revenue in the first nine months of 2007 and the third quarter of 2007 represented 53 percent and 54 percent of Nelnet's total revenue, respectively. This is an increase from the first nine months of 2006 and third quarter of 2006 when fee-based revenue represented 41 percent and 48 percent of total revenue, respectively.

Income from loan and guarantee servicing fees reached $95.1 million for the first nine months of 2007, up from $91.4 million in the first nine months of 2006. In the third quarter of 2007, loan and guarantee servicing income grew to $33.0 million compared with $32.2 million in the third quarter of 2006.

Other fee-based income increased to $116.3 million for the first nine months of 2007 compared with $65.5 million for the first nine months of 2006. For the third quarter of 2007, other fee-based income increased to $38.0 million, up from $31.2 million in the same period a year ago. Other fee-based income includes Nelnet's list management, direct marketing, tuition payment plan, and enrollment services businesses.

Student Loan Assets

Year over year net student loan assets have increased 16 percent, or $3.7 billion, from $22.9 billion at September 30, 2006 to $26.6 billion at September 30, 2007. Net student loan assets have increased 12 percent, or $2.8 billion, from $23.8 billion at December 31, 2006.

Margin Analysis

Net interest income for the first nine months of 2007 was $200.4 million compared with $244.6 million for the first nine months of 2006. For the third quarter of 2007, Nelnet reported net interest income of $64.4 million compared with $72.3 million for the third quarter of 2006. Net interest income for the first nine months of 2006 includes a special allowance yield adjustment of $24.5 million.

The company reported core student loan spread of 1.20 percent for the first nine months of 2007 compared with 1.45 percent in the same period in 2006. For the third quarter of 2007, Nelnet reported core student loan spread of 1.05 percent compared with 1.34 percent in the same period of 2006 and 1.28 percent for the second quarter of 2007. Core student loan spread contraction was primarily attributable to the protracted disruption in the credit markets, which increased the company's cost of funds.

Operating Expenses

For the first nine months of 2007, the company reported operating expenses of $415.3 million compared with $308.8 million for the first nine months of 2006. Operating expenses were $173.4 million in the third quarter of 2007 compared with $114.3 million for the same period a year ago. Excluding the amortization of intangible assets and legislative and restructuring related charges, operating expenses were flat in the third quarter compared with the same period last year and were down $6.1 million, or 5 percent, from the second quarter of 2007.

Non-GAAP Performance Measures

A description of base net income (loss) and a reconciliation of GAAP net income (loss) to base net income (loss) can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/releases.cfm?reltype=Financial.

Board of Directors Elects Two New Members

The company announced that its Board of Directors elected Kathleen A. Farrell, Associate Professor of Finance at the University of Nebraska-Lincoln, and Kimberly Rath, Managing Director and President of Talent Plus, to the board. Farrell will serve on the Nominating and Corporate Governance Committee and Rath will serve on the Compensation Committee.

"We are very fortunate to be adding new members to our board with such impressive credentials and a wealth of experience in their professional fields," said Dunlap. "With Kathy's expertise in finance and Kimberly's rich background in leadership development and human resources, they both will be terrific additions to our board and will contribute to the long-term success of Nelnet."

Farrell joined the finance faculty at the University of Nebraska-Lincoln in the fall of 1993, where she has received recognition as a teacher and achieved success as a researcher. For her teaching excellence in corporate finance, managerial finance, and bank management, she has received the University Distinguished Teaching Award and twice received the Distinguished Teaching Award from the College of Business Administration. The University of Nebraska-Lincoln Parents Association has also recognized her with their "Recognition Award for Contributions to Students."

Her primary research interests are in executive compensation, executive turnover, and other corporate governance issues. Farrell's research has been published in such journals as the JOURNAL OF BUSINESS, JOURNAL OF ACCOUNTING AND ECONOMICS, JOURNAL OF CORPORATE FINANCE, JOURNAL OF BANKING AND FINANCE, JOURNAL OF FINANCIAL RESEARCH, AND ADVANCES IN FINANCIAL ECONOMICS.

At the University of Nebraska-Lincoln, Farrell draws on her experience from KPMG Peat Marwick where she was involved with audit engagements for banks and savings and loans, manufacturers, and colleges and universities.

She received her doctoral degree in finance from the University of Georgia and her bachelor's degree in finance and accounting from Kent State University.

Rath has nearly 25 years of experience in executive development and human resources. She is a recognized leader in these fields providing executive management consulting and training to organizations worldwide, including The Ritz-Carlton Hotel Company, The Estee Lauder Companies, Mercedes-Benz USA, The Cheesecake Factory, Duty Free Shops, and Cadbury Schweppes.

As an executive at Talent Plus, a company she helped form in 1989, her initiatives have driven the company's growth rate in excess of 20 percent per year. Prior to founding Talent Plus, Rath worked with The Gallup Organization for seven years, developing relationships with clients through training and development programs.

As an active leader in the community, Rath is a member of the Young Presidents' Organization, serving as the membership chair for the Nebraska chapter, and Cather Circle, a mentoring and networking program for women. She has recently served on the senior pastor selection committee for First-Plymouth Congregational Church in Lincoln, Nebraska, and has previously served as a member of the Lincoln City/County Child Care Advisory Board and the Executive Advisory Board of the Nebraska Center for Entrepreneurship.

Rath holds a bachelor's degree in education and human development from the University of Nebraska-Lincoln.

Talent Plus is a premier global human resources consulting firm with over 200 world class, quality growth-oriented clients. The company recently received the first Entrepreneurial Spirit Award from the Lincoln Chamber of Commerce recognizing creativity in the development of enterprise in Lincoln.

Fourth-Quarter Dividend Declared

Nelnet also announced a fourth-quarter cash dividend on its outstanding shares of Class A common stock and Class B common stock of $0.07 per share. The dividend will be paid on December 15, 2007 to shareholders of record at the close of business on December 1, 2007. Nelnet currently has approximately 38.0 million shares of Class A common stock and approximately 11.5 million shares of Class B common stock outstanding.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 888.215.6918 and international callers should dial
913.312.1385 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.com under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 2:00 p.m. (Eastern) November 10, 2007. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 5987409. A replay of the audio Web cast will also be available at www.nelnetinvestors.com.


About Nelnet

For 29 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in borrower loan discounts and other benefits, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs more than 3,000 associates, and has $26.6 billion in net student loan assets.

Additional information is available at www.nelnet.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the uncertain nature of the estimated expenses that may be incurred and cost savings that may result from the Company's strategic initiatives, changes in terms of student loans and the educational credit marketplace, changes in legislation impacting the student loan market, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED                NINE MONTHS ENDED
                                                    --------------------------------------  --------------------------
                                                    SEPTEMBER 30,  JUNE 30,   SEPTEMBER 30, SEPTEMBER 30, EPTEMBER 30,
                                                        2007         2007         2006          2007          2006
                                                    ------------ ------------ ------------  ------------  ------------
                                                     (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

Interest income:
  Loan interest                                   $   460,103      439,720      401,704     1,317,936     1,133,093
  Variable-rate floor income                              597            -            -           597             -
  Amortization of loan premiums and deferred
      origination costs                               (23,449)     (22,634)     (21,568)      (67,142)      (64,555)
  Investment interest                                  21,023       18,783       25,938        61,231        69,664
                                                  ------------ ------------ ------------  ------------  ------------
     Total interest income                            458,274      435,869      406,074     1,312,622     1,138,202

Interest expense:
  Interest on bonds and notes payable                 393,875      367,893      333,766     1,112,263       893,559
                                                  ------------ ------------ ------------  ------------  ------------

     Net interest income                               64,399       67,976       72,308       200,359       244,643
Less provision for loan losses                         18,340        2,535        1,700        23,628        13,508
                                                  ------------ ------------ ------------  ------------  ------------
     Net interest income after provision
            for loan losses                            46,059       65,441       70,608       176,731       231,135
                                                  ------------ ------------ ------------  ------------  ------------
Other income (expense):
  Loan and guarantee servicing income                  33,040       31,610       32,212        95,116        91,428
  Other fee-based income                               38,025       38,262       31,221       116,316        65,450
  Software services income                              5,426        5,848        4,399        17,022        11,826
  Other income                                          7,520        2,937       13,578        17,336        18,471
  Derivative market value, foreign currency,
     and put option adjustments                        18,449        5,547      (79,908)       11,866       (11,565)
  Derivative settlements, net                          (2,336)       5,196        4,973         7,100        16,419
                                                  ------------ ------------ ------------  ------------  ------------
     Total other income (expense)                     100,124       89,400        6,475       264,756       192,029
                                                  ------------ ------------ ------------  ------------  ------------
Operating expenses:
  Salaries and benefits                                60,545       59,761       57,134       182,010       161,386
  Other expenses                                       52,511       54,394       50,965       159,792       130,108
  Amortization of intangible assets                    10,885        6,491        6,189        24,014        17,304
  Impairment of assets                                 49,504            -            -        49,504             -
                                                  ------------ ------------ ------------  ------------  ------------
     Total operating expenses                         173,445      120,646      114,288       415,320       308,798
                                                  ------------ ------------ ------------  ------------  ------------

     Income (loss) before taxes                       (27,262)      34,195      (37,205)       26,167       114,366

Income tax expense (benefit)                          (10,664)      13,306      (13,744)        9,906        42,336
                                                  ------------ ------------ ------------  ------------  ------------
     Income (loss) before minority interest           (16,598)      20,889      (23,461)       16,261        72,030

Minority interest in net earnings of subsidiaries           -            -            -             -          (242)
                                                  ------------ ------------ ------------  ------------  ------------

     Income (loss) from continuing operations         (16,598)      20,889      (23,461)       16,261        71,788

Income (loss) from discontinued operations,
  net of tax                                              909       (6,135)       1,107        (2,416)        3,677
                                                  ------------ ------------ ------------  ------------  ------------
     Net income (loss)                            $   (15,689)      14,754      (22,354)       13,845        75,465
                                                  ============ ============ ============  ============  ============
Earnings (loss) per share, basic and diluted:
     Income (loss) from continuing operations     $     (0.34)        0.42        (0.44)         0.32          1.33
     Income (loss) from discontinued
        operations, net of tax                           0.02        (0.12)        0.02         (0.04)         0.07
                                                  ------------ ------------ ------------  ------------  ------------
     Net income (loss)                            $     (0.32)        0.30        (0.42)         0.28          1.40
                                                  ============ ============ ============  ============  ============
Weighted average shares outstanding                49,018,091   49,452,960   53,348,466    49,810,552    53,959,075


CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                      AS OF         AS OF         AS OF
                                                  SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                                                      2007           2006          2006
                                                  -------------  ------------  ------------
                                                   (UNAUDITED)                   (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                 $ 26,596,123    23,789,552    22,933,718
    Cash, cash equivalents, and investments          1,451,772     1,773,751     1,803,476
    Goodwill                                           164,695       191,420       185,405
    Intangible assets, net                             119,242       161,588       164,630
    Assets of discontinued operations                        -        27,309        37,445
    Other assets                                     1,010,632       853,253       785,914
                                                  -------------  ------------  ------------
      Total assets                                $ 29,342,464    26,796,873    25,910,588
                                                  =============  ============  ============
Liabilities:
    Bonds and notes payable                       $ 28,234,147    25,562,119    24,690,245
    Liabilities of discontinued operations                   -         7,732        15,284
    Other liabilities                                  516,424       555,172       523,798
                                                  -------------  ------------  ------------
      Total liabilities                             28,750,571    26,125,023    25,229,327
                                                  -------------  ------------  ------------
Shareholders' equity                                   591,893       671,850       681,261
                                                  -------------  ------------  ------------
      Total liabilities and shareholders' equity  $ 29,342,464    26,796,873    25,910,588
                                                  =============  ============  ============

Return on average total assets                           0.07%         0.27%         0.41%
Return on average equity                                 2.99%         9.64%        14.08%
Shareholders' equity to total assets                     2.02%         2.51%         2.63%
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